Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

December 31, 2013

Dear Shareholders, Customers, and Employees,

As a result of the hard work and dedication of the Company’s team members, I am proud to report that your Company had another prosperous year in 2013.  In addition to reporting net income of approximately $4.6 million ($1.35 basic earnings per share), your Company’s shares traded 47% higher by the end of 2013 as compared to the end of 2012.  This increase in share price resulted in a $15.7 million increase in your Company’s market capitalization.

Despite the fact that marginal income decreased as a result of a flat yield curve and slow economic activity in our marketplace, your Company was able to increase net income by improving asset quality and decreasing non-interest expenses.  The improvements in asset quality warranted a negative provision for loan losses of $833,000 for the year.  Additionally, the Company executed a balance sheet restructuring strategy resulting in the early repayment of a $10 million advance from the FHLB.  This strategy required the Company to incur a prepayment penalty that decreased net income approximately $650,000.  Although the prepayment penalty was included as part of non-interest expenses, your Company was still able to decrease those expenses overall by approximately $489,000.

I am pleased to report that after review of your Company’s earnings, capital position, and improved risk profile, your Board of Directors declared a $.10 per share Special Cash Dividend that will be payable to shareholders on February 14, 2014. This Special Cash Dividend is in addition to the dividends received by shareholders in March, June, September and December 2013.

Although uncertainty still remains in our markets, we continue to believe that the drivers of our success are, and will continue to be, our strong corporate values of respect for our shareholders, customers, colleagues, and communities. Your continued support and the trust you have placed in us is greatly appreciated.

Respectfully,

Brian D. Young

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	For the Year ended December 31, 2013	For the Year ended December 31, 2012
(dollars in thousands, except share data)
CONDENSED STATEMENT OF INCOME
Interest income	$ 19,854	$ 22,592
Interest expense	3,250	4,676
Net interest income	16,604	17,916
Provision for loan losses	(833)	200
Net interest income after provision for loan losses	17,437	17,716
Non-interest income	4,468	4,353
Non-interest expenses	16,024	16,513
Income before income taxes	5,881	5,556
Provision for income taxes	1,240	1,071
Net income	$ 4,641	$ 4,485

Average common shares outstanding	3,446,662	3,446,133

PER COMMON SHARE
Net income	$ 1.35	$ 1.30
Book value	$18.31	$18.62
Closing price	$14.31	$ 9.75

FINANCIAL RATIOS
Return on average assets	0.83%	0.79%
Return on average equity	7.33%	7.23%
Net interest margin	3.38%	3.55%
Efficiency ratio	72.74%	71.21%
Loans to deposits	63.19%	65.24%
Allowance for loan losses to loans	1.36%	2.27%

PERIOD END BALANCES
	As of December 31, 2013	As of December 31, 2012
Assets	$556,235	$572,448
Loans	$295,313	$304,445
Deposits	$468,000	$471,199
Shareholders' equity	$ 63,008	$ 64,170

Common shares outstanding	3,442,051	3,446,305

UNITED BANCSHARES, INC.

DIRECTORS

Robert L. Benroth

Daniel W. Schutt

James N. Reynolds - Chairman

R. Steven Unverferth

H. Edward Rigel

Brian D. Young

David P. Roach

OFFICERS

Brian D. Young - President/CEO

Heather M. Oatman - Secretary

Diana L. Engelhardt - Chief Financial Officer

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth

David P. Roach

Herbert H. Huffman

Robert M. Schulte, Sr.

Kevin L. Lammon

Daniel W. Schutt

William R. Perry

R. Steven Unverferth

James N. Reynolds

Brian D. Young - Chairman/President/CEO

H. Edward Rigel

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211